EXHIBIT 99.1


ITEC(TM)

Mr. Philip Englund
Sr. Vice President
P# (619) 613-1300
F# (619) 613-1311
penglund@itec.net

For Immediate Release

OPERATIONAL RECEIVER APPOINTED TO ASSIST ITEC WITH TURNAROUND

         San Diego, CA. August 24, 1999 - Imaging Technologies Corporation (ITEC: NASDAQ), a pioneer in the development of digital imaging color solutions, today announced that an operational receiver has been appointed to assist the company with its ongoing turnaround.

         The operational receiver was appointed by the superior court of San Diego, California at the request of Imperial Bank, which continues to provide financing to the company in the form of lines of credit.

         Brian Bonar, President and Chief Executive Officer of ITEC, said, "Imaging Technologies continues to make progress on the marketing, manufacturing and financial plans previously announced. ITEC's management looks forward to the expected benefits from the consulting services and management experience of the receiver, who is committed to supporting management in achieving its goal of financial stability and profitability."

ABOUT IMAGING TECHNOLOGIES CORPORATION

         Imaging Technologies Corporation (NASDAQ: ITEC) is a worldwide pioneer in the development, manufacturing, licensing and distribution of high-quality digital imaging solutions. Founded in 1982 and headquartered in San Diego, California, the company produces imaging products for diverse market segments. Beginning with a core technology in the design and development of ADOBE(R) PostScript(R) controllers for non-impact printers and multifunction peripherals, the company has expanded its product offerings to include monochrome and color printers, printer controllers, external print servers, and software to improve the accuracy of color reproduction. Information on the company is available at the ITEC Web site at WWW.ITEC.NET.


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FORWARD-LOOKING STATEMENTS

         Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.